EXHIBIT 99.1

For More Information, Contact:
Aileen Osborn	Rob Whetstone/Laurie Berman
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2007
SECOND QUARTER FINANCIAL RESULTS
Carpinteria, Calif. — August 17, 2006 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise applications for global manufacturers, today reported financial results for the fiscal 2007 second quarter and six-month period ended July 31, 2006.
QAD posted total revenue of $58.4 million in the second quarter of fiscal 2007, compared with $58.0 million in the same period last year. License revenue for the most recent quarter was $13.5 million, versus $16.3 million in the same period last year. Maintenance and other revenue was $30.7 million, compared with $29.5 million in the second quarter of fiscal 2006. Services revenue was $14.2 million for the second quarter of fiscal 2007, versus $12.3 million in last year’s second quarter.
Net income for the fiscal 2007 second quarter was $1.1 million, or $0.03 per diluted share, including stock compensation expense of $1.3 million, or $0.02 per diluted share net of tax, related to the expensing of equity compensation under FAS 123R. In the comparable period last year, net income was $3.8 million, or $0.12 per diluted share.
Gross margin for the second quarter of fiscal 2007 was 61%, compared with 62% in the same period last year. Total operating expenses were $34.2 million in the fiscal 2007 second quarter, compared with $31.5 million in the comparable period last year. The increase in total operating expenses reflects an increase in R&D spending of $2.8 million, offset by lower sales and marketing expense.
“We have devoted significant effort to rebuilding our sales funnel and are pleased to see steady increases to date, which should support our growth goals for the second half of the year,” said Karl Lopker, chief executive officer of QAD. “At the same time, we are maintaining our focus on research and development and new product initiatives to further distinguish QAD among the global ERP software providers.”
For the fiscal 2007 six-month period ended July 31, 2006, QAD reported revenue of $111.8 million, versus $114.0 million for the comparable period last year. Net income for the first six months of fiscal 2007 was $2.5 million, or $0.08 per diluted share, including stock compensation expense of $2.5 million, or $0.05 per diluted share net of tax, related to the expensing of equity compensation under FAS 123R.
This compares to net income for the first six months of fiscal 2006 of $6.4 million, or $0.19 per diluted share. These results include tax benefits attributable to the reversal of deferred tax valuation allowances of $0.4 million, or $0.01 per diluted share, and a one-time charge of $0.9 million related
(more)

QAD Inc.

to facility exit costs that is reflected in cost of revenues and operating expenses, and equates to $0.03 per diluted share, net of tax.
QAD’s cash and equivalents balance at July 31, 2006 was $60.5 million. For the fiscal 2007 second quarter, cash flow from operations was ($1.0) million, compared with $8.8 million for the fiscal 2006 second quarter. For the first six months of fiscal 2007, cash flow from operations was $10.2 million, compared with $12.7 million in the first six months of fiscal 2006.
Recent Highlights
•	In the fiscal 2007 second quarter, QAD received orders from 13 customers representing more than $500,000 each in combined license, support and services billings, of which two exceeded $1 million;
•	During the quarter, QAD sold licenses to global manufacturers across its six vertical markets, including Ball Corporation, Biovail, Block & Company, Cephalon, Cytyc, Eaton, EnerSys, FEI Company, Honeywell International, Lucent Technologies, PPG Industries, and Sugar Foods;
•	In May 2006, the board of directors authorized an open market repurchase program for one year to buy up to one million shares of QAD common stock. QAD repurchased approximately 543,000 shares on the open market during the second quarter at an average price of $7.51 per share, including transaction costs;
•	In August 2006, Thomas O’Malia, Program Director of the Lloyd Greif Center for Entrepreneurship Studies at the USC Marshall School of Business, joined QAD’s Board of Directors;
•	In May 2006, a record number of customers joined QAD at EXPLORE, the company’s annual user conference, in Denver;
•	During the quarter, QAD acquired Bisgen Ltd., a UK-based company whose product is tailored to the unique sales force and marketing automation needs of manufacturers. By combining these solutions with existing products, QAD will offer an integrated, full suite of customer relationship management (CRM) applications;
•	On the product front, QAD:
-	Introduced its flagship ERP software with a Microsoft.NET Framework-based user interface;
-	Launched three new product modules (Configurator, Demand Management and Distributed Order Management) to enhance the customer management capabilities of its flagship enterprise software;
-	Previewed a major new software release expected in Spring 2007 to significantly enhance its global shared services financial capabilities and leverage the company’s new Service Oriented Architecture.
Business Outlook
QAD expects to post fiscal 2007 third quarter revenue of between $56 million and $59 million and earnings in the range of $0.01 to $0.04 per diluted share, depending on the level and mix of revenue. This guidance includes a $0.03 per diluted share net of tax charge for stock compensation expense related to FAS 123R.
(more)

QAD Inc.

QAD expects full-year fiscal 2007 revenue of between $230 million and $240 million and earnings in the range of $0.16 to $0.27 per diluted share. This range of earnings includes an estimated $0.10 per diluted share net of tax charge for stock compensation expense related to FAS 123R. This business outlook assumes an effective tax rate of 36% for fiscal 2007. The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2007 second quarter. The conference call will be webcast live and accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,500 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2006 ended January 31, 2006.
FINANCIAL TABLES FOLLOW
# # #

QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended July 31,
	2006		2006
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2005

Revenue:
License fees	$13,471		$13,471	$16,288
Maintenance and other	30,708		30,708	29,493
Services	14,188		14,188	12,261

Total revenue	58,367		58,367	58,042

Cost of revenue:
Cost of license fees	1,854		1,854	2,179
Cost of maintenance, service and other revenue (1)	21,091	(189)	20,902	20,135

Total cost of revenue	22,945	(189)	22,756	22,314

Gross profit	35,422	189	35,611	35,728

Operating expenses:
Sales and marketing (1)	15,917	(316)	15,601	16,766
Research and development (1)	10,884	(221)	10,663	8,082
General and administrative (1)	7,350	(559)	6,791	6,547
Amortization of intangibles from acquisitions	31		31	92

Total operating expenses	34,182	(1,096)	33,086	31,487

Operating income	1,240	1,285	2,525	4,241
Other (income) expense:
Interest income	(732)		(732)	(324)
Interest expense	229		229	354
Other (income) expense, net	(248)		(248)	(973)

Total other (income) expense	(751)		(751)	(943)

Income before income taxes	1,991	1,285	3,276	5,184
Income tax expense (1)	871	482	1,353	1,337

Net income	$1,120	$803	$1,923	$3,847

Basic net income per share	$0.03		$0.06	$0.12
Diluted net income per share	$0.03		$0.06	$0.12

Basic weighted shares	32,542		32,542	32,340
Diluted weighted shares	33,229		33,259	33,196
(1) Non-GAAP adjustments represent amounts recorded for FAS123R stock-based compensation in these costs and expenses. We were required to adopt FAS123R on February 1, 2006. As such, our current year results include stock compensation expense whereas our fiscal 2006 results do not include stock compensation expense. We believe it is beneficial to a reader to see comparative income statements which both exclude the effects of stock compensation expense.

QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Six Months Ended July 31,
	2006		2006
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2005

Revenue:
License fees	$23,762		$23,762	$30,167
Maintenance and other	60,898		60,898	58,103
Services	27,114		27,114	25,756

Total revenue	111,774		111,774	114,026

Cost of revenue:
Cost of license fees	3,515		3,515	4,248
Cost of maintenance, service and other revenue (1)	41,035	(406)	40,629	40,668

Total cost of revenue	44,550	(406)	44,144	44,916

Gross profit	67,224	406	67,630	69,110

Operating expenses:
Sales and marketing (1)	31,548	(625)	30,923	31,818
Research and development (1)	20,257	(425)	19,832	16,342
General and administrative (1)	13,749	(1,085)	12,664	13,258
Amortization of intangibles from acquisitions	41		41	186

Total operating expenses	65,595	(2,135)	63,460	61,604

Operating income	1,629	2,541	4,170	7,506
Other (income) expense:
Interest income	(1,391)		(1,391)	(659)
Interest expense	539		539	904
Other (income) expense, net	(1,632)		(1,632)	(995)

Total other (income) expense	(2,484)		(2,484)	(750)

Income before income taxes	4,113	2,541	6,654	8,256
Income tax expense (1)	1,584	953	2,537	1,906

Net income	$2,529	$1,588	$4,117	$6,350

Basic net income per share	$0.08		$0.13	$0.19
Diluted net income per share	$0.08		$0.12	$0.19

Basic weighted shares	32,581		32,581	33,083
Diluted weighted shares	33,333		33,333	33,992
(1) Non-GAAP adjustments represent amounts recorded for FAS123R stock-based compensation in these costs and expenses. We were required to adopt FAS123R on February 1, 2006. As such, our current year results include stock compensation expense whereas our fiscal 2006 results do not include stock compensation expense. We believe it is beneficial to a reader to see comparative income statements which both exclude the effects of stock compensation expense.

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	January 31,
	2006	2006
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$60,526	$59,971
Accounts receivable, net	41,936	61,819
Other current assets	13,972	14,406

Total current assets	116,434	136,196

Property and equipment, net	40,025	40,825
Capitalized software costs, net	5,467	5,251
Goodwill	11,614	10,640
Other assets, net	14,631	14,146

Total assets	$188,171	$207,058

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$253	$243
Accounts payable and other current liabilities	33,874	39,945
Deferred revenue	63,279	75,314

Total current liabilities	97,406	115,502

Long-term debt	17,399	17,546
Other liabilities	2,030	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	125,923	123,376
Treasury stock	(22,567)	(20,752)
Accumulated deficit	(24,052)	(23,551)
Unearned compensation — restricted stock	(229)	(330)
Accumulated other comprehensive loss	(7,774)	(6,253)

Total stockholders’ equity	71,336	72,525

Total liabilities and stockholders’ equity	$188,171	$207,058

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2006	2005
Net cash provided by operating activities	$10,233	$12,681

Cash flows from investing activities:
Purchase of property and equipment	(2,211)	(4,477)
Capitalized software costs	(669)	(1,697)
Acquisitions of businesses, net of cash acquired	(1,495)	—
Proceeds from sale of intangible assets	909	—
Proceeds from sale of marketable securities	—	13,000
Proceeds from sale of property and equipment	177	39

Net cash (used in) provided by investing activities	(3,289)	6,865

Cash flows from financing activities:
Repayments of debt	(181)	(7,747)
Proceeds from issuance of common stock	877	1,226
Changes in cash overdraft	(83)	173
Repurchase of common stock	(4,076)	(14,800)
Dividends paid	(1,632)	(1,646)

Net cash provided by (used in) financing activities	(5,095)	(22,794)

Effect of exchange rates on cash and equivalents	(1,294)	(1,788)

Net increase in cash and equivalents	555	(5,036)
Cash and equivalents at beginning of period	59,971	55,289

Cash and equivalents at end of period	$60,526	$50,253